Sponsored Research Agreement

between
The University of Washington
and
Lumera Corporation

Effectively Dated October 16, 2000

TABLE OF CONTENTS

Recitals

1.0     Definitions

2.0     Research Plan, Project Work, Principal Investigator and Reports

3.0     Company Payments

4.0     Confidential Information

5.0     University Publication Rights

6.0     Intellectual Property

7.0     Patents, Patent Costs and Option to License

8.0     Technology Transfer; Option Exercise and License Agreement

9.0     University Disclaimer; Company Assumption of Risk and Release

10.0   Indemnification

11.0   Early Termination, Nonrenewal and Termination

12.0   Notices

13.0   Other Sponsored Research Agreements

14.0   Compliance with Applicable Laws

15.0   Internal Revenue Code

16.0   Sublicenses and Assignments

17.0   Relationship of the Parties

18.0   Disputes; Attorney’s Fees and Legal Costs

19.0   Miscellaneous

List of Exhibits

Exhibit 1       Project Goals and Objectives

Exhibit 2       Background Intellectual Property

Exhibit 3       Company Representative, Principal Investigator, and Certain University Personnel

Exhibit 4       Company Payments

Exhibit 5       Notices

Exhibit 6       Form of Research Plan

Exhibit 7       Progress Report Information

SPONSORED RESEARCH AGREEMENT

          This Research Agreement is entered into by and between the University of Washington (the “University”) and Lumera, Inc. (the “Company”) as of the Effective Date, subject to the following terms and conditions.

Recitals

          WHEREAS, Company desires to sponsor certain research to be conducted under the direction of the University;

          WHEREAS, the University desires to conduct the Project as defined herein and is willing to grant certain rights to Company upon the terms and conditions set forth herein and in a related Exclusive Licensing Agreement also entered into in connection with this Agreement;

          WHEREAS, the University and Company desire to achieve the goals and objectives of the Project as described in Exhibit 1 attached hereto and to appropriately commercialize the results of the Project;

          WHEREAS, Lumera desires to sponsor directed research by the University for the ongoing development of new and/or improved nonlinear electro-optic materials and devices designed to address a broad range of microphotonics applications based on a mutually agreed Research Plan.

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the University and Company do hereby agree as follows:

1.0     Definitions

          Unless the context clearly requires otherwise, the following capitalized terms, used in either the singular or plural, shall be defined as follows:

1.1     “Agreement” means this Sponsored Research Agreement, including the exhibits attached hereto, which are incorporated by reference herein.

1.2     “Company” means Lumera, Inc., a Washington corporation.

1.3     “Company Representative” means the representative designated by Company and described in Exhibit 3 to be the primary contact with Principal Investigator with respect to Project Work.

1.4     “Company Personnel” means Company staff, employees, contractors, subcontractors, and volunteers and any other similar persons or entities to the limited extent that any of the foregoing are performing Project Work and other similar activities related to the Project.

1.5     “Confidential Information,” “University Confidential Information,” “Company Confidential Information,” and “Joint Confidential Information” have the meanings set forth in Section 4.1 of this Agreement.

1.6     “Disclosure” means the disclosure of Intellectual Property and Research Results described in Section 8.1 of this Agreement.

1.7     “Effective Date” means October 16, 2000.

1.8     “Exclusive Licensing Agreement” means an exclusive licensing agreement entered into by and between the Parties as of the Effective Date of this Agreement.

1.9     “Good Cause” means:  (i) the University’s failure, without legal excuse, to perform its material obligations under this Agreement; or (ii) the substantial failure of the Project to make reasonable progress towards achieving the goals and objectives described in Exhibit 1.

1.10   “Intellectual Property,” “University Intellectual Property,” “Company Intellectual Property,” “Joint Intellectual Property,” “Background Intellectual Property,” “University Background Intellectual Property,” and “Company Background Intellectual Property” means the meanings set forth in Section 6.1 of this Agreement.

1.11   “OIPTT” means the University’s Office of Intellectual Property and Technology Transfer.

1.12   “Option to License” means the option to obtain a license to Intellectual Property as described in Section 7.3 of this Agreement.

1.13   “Party” or “Parties” mean the University and/or Company as the context requires.

1.14   “Principal Investigator” means Dr. Larry Dalton and any other principal investigator thereafter assigned by the University and approved by Company pursuant to Section 2.6 of this Agreement to manage the Project and supervise Project Work.

1.15   “Project” means the research project that is the subject of this Agreement whose goals and objectives are described in Exhibit 1 and whose work plan will be outlined in the Research Plan.

1.16   “Project Period” means the period of time described in Section 2.3 of this Agreement.

1.17   “Project Schedule” means the schedule for the Project and conduct of Project Work described in the Research Plan.

1.18   “Project Work” means all work, research, study and analysis performed by the University Personnel and Company Personnel on behalf of and during the existence of the Project as generally described in the Research Plan, but shall not include any work, research, study or analysis performed by University Personnel or Company Personnel in connection with any other research agreements or any other arrangements, other than the Project, to which the Parties may now or hereafter become a party.

1.19   “Research Plan” means a written plan to be mutually agreed upon by the Parties after the execution of this Agreement that includes a summary, in outline form, of the research activities and an estimated schedule, to be undertaken by University Personnel in accomplishing the goals and objectives of the Project and in carrying out Project Work, the general form of which is attached as Exhibit 6.

1.20   “Research Results” means all Intellectual Property, Confidential Information, data, other information, materials, and work products developed as part of the Project and as a result of Project Work, including without limitation all inventions, discoveries, products, devices, models, prototypes, computer software, documentation, and technical data, regardless of whether protectable by patents, copyrights, or otherwise.

1.21   “Scholarly Disclosure” means usual and customary scientific and scholarly disclosures of Project Results and Project Work (whether performed directly by University Personnel or otherwise), of Intellectual Property, of information connected with or arising from Project Work, and of any Confidential Information incidental to disclosure of any of the foregoing, including presentations at scientific and governmental meetings and publications (whether in the form of written, electronic, or other media) in scientific, scholarly or professional journals.

1.22   “Start Date” means the date set forth in the Research Plan.

1.23   “University of Washington,” “University,” and “UW” all mean the University of Washington, a public institution of higher education and an agency of the State of Washington, having its principal campus located in Seattle, Washington.

1.24   “University Personnel” means the Principal Investigator, University faculty, staff, employees, students, fellows, visiting scholars, contractors, subcontractors, and volunteers and any other similar persons or entities to the limited extent that any of the foregoing are performing Project Work and other similar activities related to the Project, the initial roster for which is partially set forth in Exhibit 3 and the Research Plan.

2.0     Research Plan, Project Work, Principal Investigator and Reports

2.1     Promptly after execution of this Agreement, representatives of the Parties will meet and confer in good faith for the purpose of outlining the terms of a Research Plan consistent with the goals and objectives of the Project as set forth in Exhibit 1 and diligently work towards preparation of a mutually agreeable Research Plan within the time period stated herein.  Unless extended by mutual agreement of the Parties, no later than forty-five (45) days after execution of this Agreement, the Parties will execute a document setting forth a mutually agreeable Research Plan, generally in the form attached hereto as Exhibit 6.  Upon execution, the Research Plan shall be deemed to be an amendment to and become part of this Agreement.  In the event a Research Plan is not executed within such period, this Agreement and the Exclusive Licensing Agreement shall thereupon terminate.

2.2     The University will make all reasonable efforts to achieve the goals and objectives of the Project and to carry out the Project Work within the Project Period substantially in accordance with Exhibit 1 and the Research Plan, using commonly accepted professional standards of workmanship and effort, subject to the Company providing the support described in Article 4.0 of this Agreement.

2.3     The Project Period shall consist of a period of time beginning on the Start Date and ending three (3) years after the Start Date, except if as provided in Section 11.2, Company for Good Cause elects not to renew this Agreement, the Project Period shall end two (2) years after the Start Date.

2.4     The University shall have the exclusive and sole authority to manage, control and direct the Project, conduct Project Work, and supervise University Personnel and any Company Personnel working at University facilities pursuant to the mutual agreement of the Parties; providing, however, that Company shall have reasonable opportunities to advise and consult with the University and Principal Investigator regarding the Project and the conduct of Project Work.

2.5     Company understands that because the Project is experimental in nature, the outcome is inherently uncertain and unpredictable.  Company agrees and understands that the University makes no representation, guarantee or warranty, express or implied, regarding the outcome of the Project, the Research Results or the patentability, legal protectability or usefulness of any Intellectual Property arising from the Project.

2.6     The University shall promptly advise Company of any change in the employment status of the Principal Investigator that could adversely affect the Project and conduct of Project Work.  If the Principal Investigator ceases to be associated with the University or otherwise becomes unavailable to manage the Project and supervise Project Work, the Principal Investigator shall be replaced by a qualified research scientist nominated by the University and reasonably acceptable to Company.  If no such Principal Investigator is identified, Company shall have the right to terminate this Agreement upon not less than thirty (30) days’ written notice to the University prior to the due date of the next payment under Exhibit 4.

2.7     The University shall provide Company quarterly progress reports (or as often as otherwise specified in the Project Schedule) during the period Project Work is being conducted.  Progress reports may be oral or written, or a combination thereof, depending on the nature of the information conveyed.  If requested by Company, the University shall confirm such oral progress reports with written reports.  The reports shall include the information described in Exhibit 7.  All such progress reports shall be considered Confidential Information under this Agreement.

2.8     The University shall provide Company a final written report within ninety (90) after the conclusion of the Project Work (or such other time period specified in the Project Schedule) summarizing the Research Results, including any discoveries made or innovations developed during the course of the Project, and other pertinent findings and results from the Project and describing the methods used and the results obtained.

3.0     Company Payments

3.1     Company shall pay the University the amounts in the manner and on the dates as described in Exhibit 4.

3.2     If, as of the end of the quarter in which the first anniversary of the Start Date occurs (and from time to time thereafter as may be necessary and appropriate), the Company’s total payments under Section 3.1 of this Agreement exceed the University’s total incurred expenditures for performance of Project Work under this Agreement (including all amounts irrevocably committed and all amounts expended as indirect costs in accordance with University’s normal and customary practices) by more than $750,000, the Parties agree to renegotiate in good faith a reasonable revision to the payment schedule described in Exhibit 4 such that the Company’s payments under this Agreement do not exceed, at any time, approximately $750,000 more than the University’s anticipated actual expenditures.

3.3     In the event the University terminates this Agreement pursuant to Section 11.1 herein, the Company payments as described Exhibit 4 shall be adjusted to cease as of the effective date of any such early termination by the University, subject to payment by the Company of any additional amounts described in Section 11.4 herein.

3.4     Unless otherwise expressly agreed in writing by the Parties, the University shall have sole right and interest to all equipment and other tangible materials purchased, acquired or otherwise used in the Project, whether as in-kind support from Company, purchased by the University using funds paid to the University by Company, or otherwise.

3.5     Company agrees to pay simple interest at the rate of twelve percent (12%) per annum on any amounts more than thirty (30) days overdue under this Agreement.

4.0     Confidential Information

4.1     For purposes of this agreement, the following terms shall have the indicated meanings:

4.1.1  “Confidential Information” shall mean all non-public information pertaining to the Project, Project Work and Research Results in written, graphic, oral or other tangible form, including without limitation all data, algorithms, formulae, techniques, improvements, technical drawings, computer software and materials.

4.1.2  “University Confidential Information” means Confidential Information owned by the University or whose use or disclosure is legally controlled by the University.

4.1.3  “Company Confidential Information” means Confidential Information owned by the Company or whose use or disclosure is legally controlled by Company.

4.1.4  “Joint Confidential Information” means Confidential Information jointly owned by the University and Company or whose use or disclosure is legally controlled jointly by the University and Company.

4.2     Notwithstanding any other provisions of this Article 4.0 of this Agreement, a Party shall be free from any obligations of confidentiality hereunder regarding any information which is or becomes:

4.2.1  already known to such Party, other than under an obligation of confidentiality, at the time of disclosure;

4.2.2  generally available to the public or otherwise part of the public domain at the time of disclosure to such Party;

4.2.3  generally available to the public or otherwise part of the public domain after its disclosure other than through any act or omission of such Party in breach of this Agreement or other agreement or legal obligation;

4.2.4  subsequently lawfully disclosed to such Party by a third party under no obligation of confidentiality to the other Party;

4.2.5  independently developed by such Party as documented by written evidence;

4.2.6  approved for release by written authorization of the other Party;

4.2.7  furnished to a third party by the other Party without a similar restriction on the third party’s rights; or

4.2.8  disclosed pursuant to the requirement of a governmental agency or was legally required to be disclosed, including with respect to the University, disclosures of public records pursuant to RCW 42.17.250 et seq., and any administrative rules adopted pursuant thereto.

4.3     Subject to the University’s publications rights set forth in Article 5.0 and the limitations of Sections 4.2 and 4.7 of this Agreement, the University and Company agree not to engage in unauthorized disclosure or use of Confidential Information and to take reasonable measures to prevent unauthorized disclosure and use of Confidential Information, including without limitation taking reasonable measures to prevent creating a premature bar to a United States or foreign patent application.  Each Party shall limit access to Confidential Information received from the other Party to those persons having a need to know in connection with the Project or in the operation of the business of the Company and shall use reasonable efforts to ensure that any such person receiving Confidential Information understands its confidential nature and agrees not to make unauthorized disclosure or use thereof.  Each Party further agrees to employ no less than the same measures to protect Confidential Information that it uses to protect its own valuable information.

4.4     The Parties will take reasonable measures to mark and identify all Confidential Information as confidential.  Confidential Information disclosed in oral form shall be identified as such by the disclosing Party to the other Party in writing within thirty (30) days of any such disclosure.  Information that is not marked or not identified in writing as confidential within such period shall not be Confidential Information.  Upon termination of the Project and to the extent otherwise consistent with this Agreement, any Confidential Information of the disclosing Party shall be promptly returned or destroyed upon written request of the disclosing Party.

4.5     In no event shall the obligations of confidentiality set forth in this Agreement be construed to limit either Party’s right to independently develop products or conduct research without the use of the other Party’s Confidential Information, except as may be  expressly limited by this Agreement or any other applicable agreements between the Parties.

4.6     The Parties agree that, unless otherwise mutually agreed to in writing, the obligations regarding nondisclosure, protection and nonuse of Confidential Information set forth in this Agreement shall, in any event, end three (3) years after disclosure of Confidential Information.

5.0     University Publication Rights

5.1     Notwithstanding any other provision in this Agreement to the contrary, the University reserves the right to make or permit to be made “Scholarly Disclosures” subject only to the express limitations with respect thereto as described in this Article 5.0 of this Agreement.

5.2     To prevent unauthorized disclosure of Company Confidential Information, Joint Confidential Information, Company Background Intellectual Property, or materials proprietary to Company, and to protect possible patent rights with respect to Intellectual Property, the University shall provide Company Representative with a copy or other appropriate description of any proposed Scholarly Disclosure no less than thirty (30) days prior to public disclosure thereof.

5.3     If during such thirty (30) day review period, Company reasonably determines that information of the Company restricted from public disclosure is included in the proposed Scholarly Disclosure and so notifies the University in writing describing with particularity the information not entitled to be disclosed by the University as Scholarly Disclosure, the University will at Company’s request remove such information from the proposed Scholarly Disclosure.

5.4     If during such thirty (30) day review period, Company reasonably determines that a patent application would be adversely affected by the proposed Scholarly Disclosure and so notifies the University in writing describing with particularity the nature of the potential patent claims that would be so adversely affected, the University will delay such Scholarly Disclosure for a period of up to an additional ninety (90) days for the purpose of preparing and filing an appropriate patent application.

6.0     Intellectual Property

6.1     For purposes of this agreement, the following terms shall have the indicated meanings:

6.1.1  “Intellectual Property” means the following rights developed in the course of, or as a direct result of the Project:  any and all patents or rights to patent, copyrights, trademarks, and any and all technical data and computer software within the scope of Confidential Information.

6.1.2  “University Intellectual Property” means Intellectual Property developed solely by University Personnel.

6.1.3  “Company Intellectual Property” means Intellectual Property developed solely by Company Personnel.

6.1.4  “Joint Intellectual Property” means Intellectual Property developed jointly by Company Personnel and University Personnel, except that in the case of works subject to copyright, “Joint Intellectual Property” shall mean only those works in which the University and Company intend that their contributions be merged into inseparable or interdependent parts of a unitary whole.

6.1.5  “Background Intellectual Property” means intellectual property not arising within the Project but of use to the Project, the rights to which are controlled by the University or Company, as the case may be, and which is expressly made available to the Project by the controlling party as further set forth in Exhibit 2.

6.1.6  “University Background Intellectual Property” means Background Intellectual Property under the control of the University.

6.1.7  “Company Background Intellectual Property” means Background Intellectual Property under the control of Company.

6.2     Nothing in this Agreement shall be interpreted as granting or conveying to a Party any ownership interest in the other Party’s Background Intellectual Property, except as provided in the Exclusive Licensing Agreement.

6.3     Title to University Intellectual Property shall be vested in the University and title to Company Intellectual Property shall be vested in the Company.  Title to Joint Intellectual Property shall be vested jointly as tenants in common in the University and Company and neither Party may use Joint Intellectual Property except as provided in the Exclusive Licensing Agreement or other written agreement between the Parties.

7.0     Patents, Patent Costs and Option to License

7.1     Subject to Section 7.2 of this Agreement, the University shall have the sole and exclusive right to file or have filed and to prosecute or have prosecuted and shall undertake to pay all reasonable costs thereof, all United States and foreign patent applications relating to University Intellectual Property and Joint Intellectual Property, providing that prior to any such filing, the University shall consult with Company.  The Parties agree to use the Seattle, Washington law firm of Christensen, O’Connor, Johnson and Kindness as legal counsel for all patent matters and to change such counsel only by mutual agreement.

7.2     In the event the University elects not to file any patent applications relating to all or a portion of University Intellectual Property or Joint Intellectual Property or in the event the University elects to abandon any such previously filed patent applications, it shall provide timely notice thereof to Company, and to the extent lawful and otherwise consistent with University policies regarding such matters, the University will, upon Company’s written request, assign such rights to Company.

7.3     In addition to the license granted to Company by University under the Exclusive Licensing Agreement, in consideration of Company’s agreement to pay all reasonable costs of prosecuting the patent applications referred to Section 7.1, the University hereby grants Company an option to license the Intellectual Property, including Joint Intellectual Property, and to certain additional University Background Intellectual Property not previously licensed to Company by University as described in Section 8.4 of this Agreement (the “Option to License”) exercisable in accordance with Article 8.0 of this Agreement.  In the event Company fails to pay any such patenting costs within thirty (30) days of invoice from the University, Company’s Option to License will terminate.

8.0     Technology Transfer; Option Exercise and License Agreement

8.1     The University and Company shall make all reasonable efforts to ensure that their respective University Personnel and Company Personnel prepare, sign and submit a comprehensive written disclosure to OIPTT of all Intellectual Property, Research Results and any other matters that are potentially protectable as to ownership (the “Disclosure”) prior to any public disclosure thereof.  Within thirty (30) days of receipt of any such Disclosure, the University will provide Company a copy thereof together with a general description of any University Background Intellectual Property to the extent that the University:  (i) reasonably believes such University Background Intellectual Property would be beneficial to a successful exploitation of the matters set forth in the Disclosure; (ii) is reasonably aware of the existence of the University Background Intellectual Property; and (iii) is able, within limitations imposed by any obligations to third parties, to disclose and/or license the University Background Intellectual Property to Company.

8.2     Company shall have a period of three (3) months from the date upon which the University delivers any such Disclosure to Company to exercise the Option to License.  If Company fails to exercise the Option to License within such period by notifying the University in writing of its unconditional exercise thereof, Company’s Option to License shall thereupon terminate, without further notice by the University, at the end of such exercise period.

8.3     If Company exercises the Option to License, such rights shall become Licensed Patents and/or Licensed Subject Matter under the Exclusive Licensing Agreement subject to all of the terms and conditions therein.

8.4     In the event Company so elects in writing and subject to the limitations specified in Section 8.1 of this Agreement, the University shall include within the license described in Section 8.3 of this Agreement, such University Background Intellectual Property as is reasonably beneficial to practice and commercially exploit the Intellectual Property that is the subject of the Option to License; providing, however, such University Background Intellectual Property shall be included only to the extent consistent with any applicable laws, rules and regulations governing the University.

9.0     University Disclaimer; Company Assumption of Risk and Release

9.1     FOR PURPOSES OF ARTICLE 9.0 OF THIS AGREEMENT, “SUBJECT MATTER” MEANS ALL INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION, TECHNICAL INFORMATION, OTHER INFORMATION, DATA, PATENTS, COPYRIGHTS, PROPRIETARY MATTER, AND ANY OTHER MATTER ARISING FROM PROJECT WORK AND OTHER PROJECT ACTIVITIES.

9.2     THE SUBJECT MATTER IS PRELIMINARY AND EXPERIMENTAL IN NATURE.  COMPANY HAS BEEN PROVIDED A FULL OPPORTUNITY TO REVIEW AND INQUIRE ABOUT THE SUBJECT MATTER PRIOR TO USE.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE UNIVERSITY MAKES NO REPRESENTATIONS AND DISCLAIMS:  ALL WARRANTIES, BOTH EXPRESS AND IMPLIED, WITH RESPECT TO THE UTILITY, PATENTABILITY, SAFETY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SUBJECT MATTER; AND THAT COMPANY USE OF THE SUBJECT MATTER WILL NOT INFRINGE ANY THIRD PARTY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS.  ALL OBLIGATIONS OR LIABILITIES ON THE PART OF THE UNIVERSITY FOR DAMAGES, INCLUDING BUT NOT LIMITED TO, INCIDENTAL, DIRECT, INDIRECT OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE FURNISHING, PERFORMANCE, OR USE OF THE SUBJECT MATTER ARE DISCLAIMED.  IF COMPANY UTILIZES ANY OF THE SUBJECT MATTER, COMPANY DOES SO AT ITS OWN RISK AND RELEASES AND DISCHARGES THE UNIVERSITY, ITS REGENTS, OFFICERS, AGENTS, EMPLOYEES, AND STUDENTS, FROM ALL LOSSES, CLAIMS, DAMAGES, AND EXPENSES (INCLUDING ATTORNEY’S FEES AND LEGAL COSTS) ARISING FROM COMPANY’S USE OF THE SUBJECT MATTER.

10.0   Indemnification

10.1   Except for those matters referred to in Sections 9.1, 9.2 and 10.2 of this Agreement, the Parties agree to defend, indemnify, and hold each other harmless from losses, claims, damages, and expenses (including reasonable attorneys’ fees and legal costs) arising from the negligent acts or omissions of their respective officers, employees, and agents acting in the course and scope of their duties under this Agreement.  However, neither Party assumes responsibility for indirect or consequential damages suffered by the other Party or by any person, firm, or corporation not a Party to this Agreement.

10.2   Company agrees to defend, indemnify, and hold University harmless from losses, claims, damages, and expenses (including reasonable attorneys’ fees and legal costs) resulting from any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning any product, process or service made, used, or sold pursuant to any right or license granted under this Agreement, except to the extent attributable to the gross negligence or willful misconduct of the University, its officers, employees, and agents.

10.3   When invoking its rights under Sections 10.1 or 10.2 of this Agreement, a Party shall promptly notify the other Party of the action, claim or other matter which gives rise to the defense and indemnity obligation and shall cooperate fully with the defense or settlement of the action, claim or other matter.  The indemnifying Party shall have full control of the defense or settlement of the action, claim or other matter and shall ensure that all indemnified liabilities of the indemnified Party are fully discharged.

11.0   Early Termination, Nonrenewal and Termination

11.1   University may terminate this Agreement prior to the completion of the Project and Project Work upon sixty (60) days’ written notice to Company.  In the event of any such early termination by the University, the Company’s payments to the University shall be adjusted as provided in Section 3.3 of this Agreement.

11.2   During the period beginning eighteen (18) months after the Start Date and ending twenty-one (21) months after the Start Date, Company may, for Good Cause only, elect not to renew this Agreement prior to the completion of the Project and Project Work upon written notice to University during such period.  Any such notice of nonrenewal shall be effective not earlier than two (2) years after the Start Date and shall specify with particularly what facts shall constitute Good Cause.

11.3   Upon failure of a Party to cure a material breach of this Agreement within sixty (60) days after written demand thereof from the non-breaching Party, the non-breaching Party shall have the right to terminate this Agreement upon five (5) business days’ written notice to the breaching Party, including, with respect to the University, the right to terminate the Option to License and any licenses arising from the exercise of the Option to License.

11.4   In the event of any early termination or nonrenewal of this Agreement, the University will take reasonable steps to mitigate costs and expenses arising from any outstanding obligations; providing, however, Company shall pay all non-cancelable costs incurred by the University for a period of three (3) months following any termination by Company, including any employment, graduate student and contractual commitments.

11.5   In no event will Company be entitled to a refund of the payments or other support, or any part thereof, nor will Company be relieved of any obligations arising under this Agreement or under any license agreement entered into by Company pursuant to this Agreement (including payment of any amounts due under all such agreements), prior to any termination of this Agreement, whether by the University, Company or operation of law.

12.0   Notices

12.1   Any notice to a Party provided pursuant to the terms of this Agreement shall be delivered either in person, mailed by registered mail (return receipt requested and postage prepaid), or transmitted by facsimile or electronic mail with operator confirmation, and addressed as indicated in Exhibit 5 attached hereto.

12.2   Notice shall be deemed effective upon the earlier of:  (i) actual delivery to the Party; (ii) five (5) days after the date on which such notice was postmarked within the United States; or (iii) receipt by facsimile or other electronic means with operator confirmation.  All notices given by facsimile or other electronic means shall be immediately followed by delivery in person or delivery by first class mail.

13.0   Other Sponsored Research Agreements

13.1   The Parties understand and agree that nothing herein shall preclude either the University or the Company from entering into sponsored research agreements or other activities with each other or with third parties that may be related to but the conduct of which are otherwise outside and independent of the Project, Project Work, and other Project activities on condition that any such sponsored research agreements or other activities are not inconsistent with the rights and obligations of the Parties to this Agreement.

14.0   Compliance with Applicable Laws

14.1   Company agrees to abide by all applicable federal, state, and local laws and regulations pertaining to the management and commercial deployment of any intellectual property or other rights transferred to Company under this Agreement or under any other agreement entered into pursuant to this Agreement.

14.2   Company understands that the University is subject to the laws and regulations of the United States, including the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that the University’s obligations hereunder are contingent upon compliance with all applicable laws and regulations, including those for export control.  Company understands that any transfer of any intellectual property or other rights to Company under this Agreement or under any other agreement entered into pursuant to this Agreement, including transfers to Company’s affiliates and permitted uses by certain third parties, may require a license from a cognizant agency of the United States Government and/or written assurances by Company that Company shall not transfer data or commodities to certain foreign countries without the prior approval of an appropriate agency of the United States government.  The University neither represents that any such export license shall not be required, nor that, if required, it shall be issued.

14.3   In the event the University receives any funding from a funding agency of the U. S. government for the Project, Company understands and agrees that the intellectual property or other similar rights covered by this Agreement may be subject to the rights and limitations of U.S. Public Laws  96-517 and 98-620, 35 USC §§200-211, and various implementing regulations, including those codified at 37 CFR Part 401, known generally and collectively as the “Bayh-Dole Requirements.”  In such case, the Parties agree to include, where applicable, in any application for a U.S. Patent a statement fully identifying the rights of the U.S. government under the Bayh-Dole Requirements; and Company acknowledges that the University shall be required to grant the U.S. government a worldwide, non-exclusive, royalty-free license for such invention covered by any Patent notwithstanding anything in this Agreement to the contrary.

15.0   Internal Revenue Code

15.1   The University will comply with any present or future requirements of the Internal Revenue Code and its regulations with respect to providing information that may affect the allowance of tax credits for payments made to qualified organizations for basic research.  Upon request, the University will inform Company, within ninety (90) days after the close of Company’s taxable year, what proportion of payments and other support provided by Company pursuant to this Agreement were expended on basic research during the taxable year.

16.0   Sublicenses and Assignments

16.1   Except as otherwise expressly permitted herein or by the Exclusive Licensing Agreement, neither Party shall sublicense, assign, or otherwise transfer any rights, duties or obligations, other than a right to receive payment of money, conferred by this Agreement and exhibits attached hereto without the prior, written consent of the other Party.  Any such attempt to sublicense, assign, or transfer by a Party without such consent shall be null and void.  Any sublicenses, assignments, or transfers shall be subject to the terms of this Agreement, including the duties of confidentiality herein.

17.0   Relationship of the Parties

17.1   Each Party agrees that it will not use the name, trademark or other identifier of the other Party for any advertising, promotion, or other commercially related purpose without the express prior written consent of the other Party.

17.2   The Parties each agree and understand that they are each acting as independent contractors and nothing contained herein shall be construed to be inconsistent with such relationship or status.  Under no circumstances, shall either Party be considered an agent, representative or employee of the other Party.  This Agreement shall not constitute, create, nor in any way be interpreted as giving rise to any joint venture, partnership, profit-sharing, or other similar business relationship of any kind between the Parties.

18.0   Disputes; Attorney’s Fees and Legal Costs

18.1   Prior to commencing any legal action, the Parties will attempt in good faith to resolve through negotiation any dispute, claim or controversy arising out of or relating to this Agreement.  Either Party may initiate such negotiations by providing written notice to the other Party specifying that this provision of this Agreement is being utilized and setting forth the subject of the dispute and the relief requested.  The Party receiving such notice will respond in writing within five business (5) days with a statement of its position on and recommended solution to the dispute.  If the dispute is not resolved by this exchange of correspondence, then representatives of each Party with full settlement authority shall meet at a mutually agreeable time and place in Seattle, Washington within ten business (10) days of the date of the initial notice in order to exchange relevant information and perspectives, and to attempt in good faith to resolve the dispute.  If the dispute is not resolved by these negotiations, the matter will be submitted to a mutually agreeable and recognized mediation service prior to initiating legal action.  Any such mediation shall be conducted in Seattle, Washington and the costs of the mediation service shall be shared equally by the Parties.

18.2   This Agreement shall be governed by and enforced according to the laws of the State of Washington, without giving effect to its or any other jurisdiction’s choice of law provisions, and the Superior Court of Washington for King County shall have exclusive jurisdiction and venue of all disputes arising under this Agreement, except that in any case where the courts of the United States shall have exclusive jurisdiction over the subject matter of the dispute, the United States District Court for the Western District of Washington, Seattle division, shall have exclusive jurisdiction and venue.

18.3   The prevailing Party in any action sought to enforce or interpret this Agreement or any provision of this Agreement shall be entitled to its reasonable attorney’s fees and costs, including any appeals thereon, as determined by a court in conjunction with any such legal proceeding.

19.0   Miscellaneous

19.1   No waiver or modification of this Agreement shall be valid or enforceable unless it is in writing and signed by both Parties.  The waiver by any Party of the other Party’s default under or breach of any provision of this Agreement shall not operate or be construed as a waiver by a Party of any subsequent default under or breach of this Agreement by the other Party.

19.2   This Agreement, the exhibits attached hereto, and the Exclusive Licensing Agreement, including the exhibits attached thereto, embody the entire understanding of the parties and supersede all previous communications, representations, or understandings, either oral or written, between the Parties relating to the subject matter hereof.

19.3   If any of the provisions of this Agreement shall be determined to be illegal or unenforceable by a court of competent jurisdiction, the other provisions shall remain in force and effect.

19.4   This Agreement shall inure to the benefit of and be binding upon each Party’s successors and assigns.

19.5   Nonperformance by a Party, other than payment of any amounts due hereunder by Company, shall not operate as a default under or breach of the terms of this Agreement to the extent and for so long any such nonperformance is due to:  strikes or other labor disputes; prevention or prohibition by law; the loss or injury to products in transit; an Act of God; or war or other cause beyond the control of such Party.

19.6   The headings herein are for convenience and reference only and shall not govern the interpretation of any of the terms of this Agreement.

          The University and Company, each agreeing to be bound hereby, do hereby assent to the above Agreement by the signatures of their duly-authorized representatives.

The University of Washington		Lumera Corporation
a Washington Corporation
By:	/s/ Carol Zuiches	By:	/s/ Todd R. McIntyre
Name:	Carol Zuiches	Name:	Todd R. McIntyre
Title:	Director of Grant and Contract Services	Title:	Vice President
Date:	October 20, 2000	Date:	October 20, 2000